EXHIBIT H
€1,850,000,000 Credit Facility, dated October 29, 2004 and amended July 28, 2005, with the Royal Bank of Scotland plc, Société Générale, HSBC CCF, Citibank International plc, London branch and Calyon

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(incorporating changes made pursuant to an amendment
agreement dated 28 July 2005)
Euro 1,850,000,000
FACILITY AGREEMENT
Dated 29 October 2004
for
LAFARGE S.A.
arranged by
CALYON
CITIBANK INTERNATIONAL PLC
HSBC CCF
SOCIETE GENERALE
THE ROYAL BANK OF SCOTLAND PLC
with
HSBC BANK PLC
acting as Agent and as Swingline Agent

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CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION	1
SECTION 2
THE FACILITY
2.	THE FACILITY	12
3.	PURPOSE	12
4.	CONDITIONS PRECEDENT	12
SECTION 3
UTILISATION
5.	UTILISATION	14
6.	UTILISATION - SWINGLINE LOANS	15
7.	SWINGLINE LOANS	16
8.	OPTIONAL CURRENCIES	18
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
9.	REPAYMENT	20
10.	PREPAYMENT AND CANCELLATION	20
SECTION 5
COSTS OF UTILISATION
11.	INTEREST	22
12.	INTEREST PERIODS	24
13.	CHANGES TO THE CALCULATION OF INTEREST	24
14.	FEES	25
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
15.	TAX GROSS UP AND INDEMNITIES	28
16.	INCREASED COSTS	31
17.	OTHER INDEMNITIES	32
18.	MITIGATION BY THE LENDERS	33
19.	COSTS AND EXPENSES	33
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	REPRESENTATIONS	34
21.	INFORMATION UNDERTAKINGS	35
22.	GENERAL UNDERTAKINGS	38
23.	EVENTS OF DEFAULT	40
SECTION 8
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS	43
25.	CHANGES TO THE BORROWER	46
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SECTION 9
THE FINANCE PARTIES
26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS	47
27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	51
28.	SHARING AMONG THE FINANCE PARTIES	51
SECTION 10
ADMINISTRATION
29.	PAYMENT MECHANICS	54
30.	SET-OFF	56
31.	NOTICES	56
32.	CALCULATIONS AND CERTIFICATES	57
33.	EXTENSION OF THE FACILITY	57
34.	PARTIAL INVALIDITY	59
35.	REMEDIES AND WAIVERS	59
36.	AMENDMENTS AND WAIVERS	59
SECTION 11
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW	61
38.	ENFORCEMENT - JURISDICTION OF THE FRENCH COURTS	61
THE SCHEDULES
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EXECUTION VERSION
THIS AGREEMENT is dated 29 October 2004 and made between:
(1)	LAFARGE S.A., a company registered in Paris, France with Commerce Registry Number B 542 105 572 (the “Borrower”);

(2)	The Royal Bank of Scotland plc, Société Générale, HSBC CCF, Citibank International plc, London branch and Calyon (whether acting individually or together the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part I and Part II of Schedule 1 as lenders (the “Original Lenders”); and

(4)	HSBC Bank plc as agent of the other Finance Parties (the “Agent” and as Swingline Agent (the “Swingline Agent”)).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent or the Swingline Agent.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Amendment Agreement” means the amendment agreement dated 28 July 2005 between the Borrower and the Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including one Month before the last Final Termination Date.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

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“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “€” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Basel II Standards” has the meaning given to it in Clause 16.3 (Exceptions).

“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Break Costs Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Break Costs Unpaid Sum, had the principal amount or Break Costs Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Break Costs Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Break Costs Unpaid Sum” means the principal amount of any Loan unpaid on its due date together with accrued interest (excluding any interest accrued pursuant to Clause 11.3 (Default Interest).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and London and:
(a)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.
“Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 1 of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement;
to the extent not terminated, cancelled, reduced or transferred by it under this Agreement (and taking into account the Reallocation) and includes in relation to any Swingline Lender, its Swingline Commitment to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form agreed between the Borrower and the Agent.

“Environmental Approvals” means all authorisations of any kind required under Environmental Laws to which the Borrower or any Principal Subsidiary is subject at any time.

“Environmental Law” means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that they relate to the protection or impairment of the Environment (whether or not in force at the date of this Agreement).

“EONIA” means, in relation to a Business Day and any amount denominated in Euros:
(a)	the applicable Screen Rate; or

(b)	if no screen Rate is available for that Business Day, the rate calculated by the Agent as being the arithmetic mean of the annual rates (rounded upwards to four decimal places) supplied to the Agent at its request, quoted by the Reference Banks, on such Business Day to leading banks in the European interbank market, for the offering of deposits in Euros for a period from one Business Day to the immediately following Business Day; or

(c)	if none or only one of the Reference Banks supplies a rate to the Agent (as specified in paragraph (b) above), the rate notified to the Agent by each Swingline Lender as soon as practicable and in any event before the relevant interest is due to be paid, to be that which expresses as a percentage per annum the cost to that Lender of funding its participation in that Swingline Loan from whatever source it may reasonably select.
“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period equal to or comparable to the Interest Period of the relevant Loan.

“Euro” or “€” means the single currency of the European Union.

“Existing Facility” means the Borrower’s €1,400,000,000 facility dated 30 July 2003.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the multicurrency revolving loan facility made available under this Agreement as described in Clause 2 (The Facility) or the Swingline Facility.

“Facility Amount” means €1,850,000,000.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

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“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 14 (Fees).

“Final Termination Date” means in respect of any Lender (a) the Initial Termination Date; or (b) following an extension agreed by that Lender in accordance with Clause 33 (Extension of Facility), the date to which the Initial Termination Date has been extended (or in the case of two extensions, the date to which the Initial Termination Date has been extended by the most recent extension in respect of that Lender).

“Finance Document” means this Agreement, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease;

(e)	receivables sold or discounted in respect of which there is recourse in whole or in part (but, if in part, to the extent of such recourse);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and the main purpose of which is the financing of business operations or capital requirements;

(g)	for the purpose of Clause 23.5 (Cross-Default) only, the net marked to market amount of any currency swap or interest swap, cap, collar arrangements or any other derivative instrument;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of the indebtedness of any member of the Group, except for any trade letters of credit; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Force Majeure Event” means fire, flood, earthquake or other natural disaster or nationalisation, war, sabotage, terrorism, insurrection or similar.

“GAAP” means generally accepted accounting principles and standards in France.

“Group” means the Borrower and its consolidated Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

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“HSBC CCF” means CCF.

“Information Package” means the document in the form approved by the Borrower concerning the Group which, at its request and on its behalf, was prepared in relation to this transaction and made available by the Mandated Lead Arrangers to selected financial institutions before the date of this Agreement.

“Initial Termination Date” means the date which is five years after the date of the Amendment Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest) and each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated.

“Japanese Yen” or “¥” means the lawful currency for the time being of Japan.

“Lender” means:
(a)	any Original Lender;

(b)	any bank or financial institution, which has become a Party in accordance with Clause 24 (Changes to the Lenders); and

(c)	unless the context otherwise requires, a Swingline Lender,
which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in an Optional Currency:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period equal to or comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility (including a Swingline Loan) or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:
(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

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“Margin” means the percentage rate per annum as determined in accordance with Clause 11.5 (Margin).

“Material Adverse Effect” means any effect or circumstance:
(a)	materially adverse to (i) the ability of the Borrower to perform its payment obligations under any Finance Document or (ii) the financial condition of the Group taken as a whole; and/or

(b)	which results in any Finance Document not being legal, valid and binding on, and enforceable substantially in accordance with its terms against the Borrower, in a manner and to an extent reasonably considered by the Majority Lenders to be materially prejudicial to the ability of the Borrower to perform its payment obligations under any Finance Document.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors’ Services, Inc.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2003.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Principal Subsidiaries” means, at any time, any fully consolidated Subsidiary of the Borrower
(a)	whose consolidated revenues equal or exceed 5 per cent. of the consolidated revenues of the Group at that time; or

(b)	to which has been transferred (whether by one transaction or a set of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary of the Borrower which immediately prior to those transactions was a Principal Subsidiary.
For the purposes of paragraph (a) above:
(i)	the consolidated revenues of that Subsidiary shall be ascertained by reference to:

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1.	the consolidated revenues of that Subsidiary based upon which the latest unaudited consolidated half-yearly or the latest annual audited consolidated accounts of the Group have been made up, as appropriate; or

2.	if the company becomes a Subsidiary of the Borrower after the end of the financial period to which the latest unaudited consolidated half-yearly or the latest audited consolidated accounts of the Group relate, the latest consolidated accounts of that Subsidiary; and

(ii)	the revenues of the Group shall be ascertained by reference to the latest unaudited consolidated half-yearly or the latest annual consolidated accounts of the Group, as appropriate, adjusted (where appropriate) to reflect the revenues of any Subsidiary subsequently acquired or disposed of.
In the case of paragraph (b) above the disposing Subsidiary will not be a Principal Subsidiary unless it remains or subsequently becomes a Principal Subsidiary by the operation of paragraph (a) or (b) above.

“Project Financing” means any Financial Indebtedness incurred to finance a project which is carried out by any Subsidiary of the Borrower whose liabilities in respect of such Financial Indebtedness are secured by security over the shares of that Subsidiary or over the assets comprised in such project or otherwise subject to recourse to the cash flow from such project.

“Qualifying Lender” has the meaning given to it in Clause 15 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is euro) two TARGET Days before the first day of that period;

(b)	(if the currency is sterling) the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reallocation” means the allocation of increased Commitments to certain Lenders (which have given their prior written consent to the Agent):
(a)	following the cancellation (on or prior to the date of the Amendment Agreement) of the Commitments of those Lenders (the “Declining Lenders”) which did not give their consent to the amendments contained in the Amendment Agreement;

(b)	in an aggregate amount not exceeding the aggregate amount of the Declining Lenders cancelled Commitments; and

(c)	as set out in a revised schedule of Commitments agreed between the Borrower and the Agent on or prior to the date of the Amendment Agreement.
“Reference Banks” means in relation to EURIBOR or EONIA the principal Paris offices of Citibank International plc, Calyon, HSBC CCF and Société Générale and, in relation to LIBOR and Mandatory Cost, the principal office in London of Citibank International plc, Calyon, HSBC

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Bank plc and Société Générale or such other banks as may be appointed by the Agent in consultation with Borrower.
“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to 20.4 (Power and authority), 20.7 (No default) and 20.12 (No proceedings pending or threatened) to 20.14 (Environmental Laws).

“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 8.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)	made or to be made to the Borrower for the purpose of refinancing the maturing Loan(s).
“S&P” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., a New York corporation.

“Screen Rate” means:
(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period;

(b)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(c)	for EONIA, the Euro Overnight Interest Average rate of the interbank operations on a date, calculated by the European Central Bank and published the day of the transaction at 7 pm (Paris time) by the Federation of Banks of the European Union displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Sterling” or “£” means the lawful currency for the time being of the United Kingdom.

“Subsidiary” means in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 of the French Code de Commerce.

“Supporting Documentation” means in relation to any amount claimed by any Party, a duly itemised statement of account and reasonable supporting evidence as to how the relevant amount is calculated.

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“Swingline Commitment” means:
(a)	in relation to a Swingline Lender on the date of this Agreement, the amount in Euro set opposite its name under the heading “Swingline Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the Euro swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

“Swingline Lender” means:
(a)	an Original Lender listed in Part II of Schedule 1 (The Original Parties) as a swingline lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 24 (Changes to Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“Swiss Franc” or “CHF” means the lawful currency for the time being of Switzerland.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being Euro 1,850,000,000 at the date of this Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.
“U.S. Dollars” or “US$” or “$” means the lawful currency for the time being of the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

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“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax.
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L.236-24 of the French Code de Commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(ix)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	a time of day is a reference to London time;

(xiii)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xiv)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

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(xv)	“wilful misconduct” means “dol”.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	An Event of Default is “continuing” if it has not been waived.

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SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility (including a swingline facility) with an extension option in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards general corporate purposes including commercial paper backstop. The Facility shall replace the Existing Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The obligations of each Lender under the Finance Documents are subject to the condition precedent that, and no Utilisation Request may be delivered until, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent acting reasonably. The Agent shall promptly confirm to the Borrower and the Lenders that it has received such documents as soon as practicable upon receiving them in form and substance satisfactory to it.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Event of Default is continuing or would result from the proposed Loan; and

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(b)	the Repeating Representations to be made by the Borrower are true in all material respects.
4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan and has been approved by the Agent on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; or

(ii)	it is U.S. Dollars, Sterling, Japanese Yen or Swiss Francs.
4.4	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

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SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 12 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of Euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of Euro 25,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is U.S. Dollars, Pounds Sterling, Japanese Yen or Swiss Francs a minimum of U.S.$25,000,000, £15,000,000, ¥2,500,000,000 or CHF 32,500,000, as the case may be, or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.
5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

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6.	UTILISATION — SWINGLINE LOANS

6.1	General

(a)	In this Clause and Clause 7 (Swingline Loans):
(i)	“Overall Commitment” of a Lender means:
(A)	its Commitment; or

(B)	in the case of a Swingline Lender which does not have a Commitment, the Commitment of a Lender which is its Affiliate;
(ii)	“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being Euro 250,000,000 at the date of this Agreement and which for the avoidance of doubt are a sub-limit of the Total Commitments; and
(b)
(i)	Clause 5 (Utilisation);

(ii)	Clause 8 (Optional currencies);

(iii)	Clause 10.4 (Voluntary prepayment of Loans)

(iv)	Clause 11 (Interest) (except Clause 11.3 (Default Interest), Clause 11.5 (Margin) and Clause 11.6 (Effective Global Rate));

(v)	Clause 12 (Interest Periods); and

(vi)	Clause 13 (Changes to the calculation of interest),
do not apply to Swingline Loans.

6.2	Delivery of a Utilisation Request for Swingline Loans

(a)	The Borrower may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request in the form of Part 1B of Schedule 3 (Utilisation Request — Swingline Loans) not later than the Specified Time (for the avoidance of doubt being 11.00 am on the relevant Utilisation Date).

(b)	Each Utilisation Request relating to a Swingline Loan is irrevocable.

6.3	Completion of a Utilisation Request for Swingline Loans

(a)	A Utilisation Request for a Swingline Loan will only be considered as duly completed if:
(i)	it states that the Loan is a Swingline Loan;

(ii)	the Utilisation Date is a TARGET Day within the Availability Period;

(iii)	the Swingline Loan is denominated in Euro;

(iv)	the proposed Interest Period:
(A)	does not end after the next Final Termination Date to occur after the date of the Utilisation Request for that Swingline Loan, in respect of any Swingline Lender;

(B)	is a period of not more than 10 TARGET Days;

(C)	ends on a TARGET Day; and

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(v)	the amount of the requested Swingline Loan is not more than the Available Facility under the Swingline Facility and is a minimum of €20,000,000 or if less the Available Facility under the Swingline Facility.
(b)	Only one Swingline Loan may be requested in each Utilisation Request.

6.4	Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office.

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Event of Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations to be made by the Borrower are true in all material respects.
(c)	The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Commitment under the Swingline Facility to the Available Facility under the Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 6.5 (Relationship with the Facility).

(d)	The Agent shall notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

6.5	Relationship with the Facility

(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in its participation and that of a Lender which is its Affiliate in the Loans exceeding its Overall Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

7.	SWINGLINE LOANS

7.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrower a Euro swingline loan facility (as a sub-limit of the Facility) in an aggregate amount equal to the Total Swingline Commitments.

7.2	Purpose

The Borrower shall apply all amounts borrowed by it under the Swingline Facility towards refinancing any maturing note or other instrument. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

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7.3	Repayment

(a)	The Borrower shall repay a Swingline Loan on the last day of its Interest Period.
(b)
(i)	If a Swingline Loan is not repaid on its due date, each Lender must pay to the Agent for the Swingline Lenders an amount calculated as described below within three Business Days of demand by the Agent.

(ii)	The amount (if any) required to be paid by a Lender is its Proportion of the Swingline Loan not repaid less the amount of its participation (or that of a Lender which is its Affiliate), before any adjustment under this Clause 7.3, in the unpaid amount of the Swingline Loan together with any interest accrued and unpaid on that amount from the Utilisation Date of the Swingline Loan to the date of payment by that Lender. If this produces a negative figure for a Lender no amount need be paid by that Lender.

(iii)	The “Proportion” of a Lender means the proportion borne by:
(A)	its Commitment (or, if the Total Commitments are then zero, its Commitment immediately prior to their reduction to zero) less its participation in any outstanding Loans; to

(B)	the Total Commitments (or, if the Total Commitments are then zero, the Total Commitments immediately prior to their reduction to zero) less any outstanding Loans.
(iv)	Each Lender’s obligations under this paragraph (b) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of an Event of Default.

(v)	Each payment by a Lender under this paragraph (b) shall be made without any deduction or withholding (except for a Tax Deduction required by law) and without (and free and clear of any deduction for) set-off or counterclaim.

(vi)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(vii)	If and to the extent the paying Lender is not able to rely on its rights under sub-paragraph (vi) above, the Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph and the Borrower’s liability to the Swingline Lenders will be reduced accordingly.

(viii)	Any payment under this paragraph does not reduce the obligations in aggregate of the Borrower.
7.4	Voluntary Prepayment of Swingline Loans

(a)	The Borrower may prepay at any time the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

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7.5	Interest

(a)	The interest rate of each Swingline Loan for each day during its Interest Period is the rate per annum on that day which is the sum of:
(A)	the Margin plus 0.075% per annum;

(B)	EONIA at 7pm on that day; and

(C)	Mandatory Costs.
(b)	If a day during the Interest Period is not a TARGET Day, the interest rate applicable for that day of the Interest Period will be the rate applicable on the previous TARGET Day.

(c)	Unless provided otherwise, the Borrower must pay the interest due in relation to each Swingline Loan on the last day of its Interest Period and the Agent shall notify the Borrower by 10.00am on that day of the amount of interest due.

7.6	Interest Period

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request (as described in Clause 6.3 (Completion of a Utilisation Request for Swingline Loans).

7.7	Swingline Agent

(a)	The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of the Borrower under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Agent or its Affiliate (other than by reason of the Agent’s or the Affiliate’s gross negligence or wilful misconduct) in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by the Borrower pursuant to a Finance Document).

7.8	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Swingline Lender shall ensure that at all times its Overall Commitment is not less than:
(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.
8.	OPTIONAL CURRENCIES

8.1	Selection of currency

The Borrower shall select the currency of a Loan in the Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

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(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
9.	REPAYMENT

The Borrower shall repay each Loan on the last day of its Interest Period.

10.	PREPAYMENT AND CANCELLATION

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall without Break Costs repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
10.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Borrower, the Facility shall be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents will become immediately due and payable.

(b)	If any person or group of persons acting in concert gains control of the Borrower (as described in paragraph (a) above) the Borrower shall promptly notify the Agent upon becoming aware of such circumstances.

(c)	For the purpose of paragraph (a) above “control” has the meaning given in article L. 233-3 of the French Code de Commerce.

(d)	For the purpose of paragraph (a) above “acting in concert” has the meaning given in article L. 233-10 of the French Code de Commerce.

10.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of Euro 10,000,000) of the Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably.

10.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount and integral multiples of Euro 10,000,000).

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10.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in each Loan.

10.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for the Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 15.2 (Tax gross-up):

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(c)	that Borrower shall repay that Lender’s participation in the Loans on the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above or, if earlier, the date specified by the Borrower in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs if applicable, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

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SECTION 5
COSTS OF UTILISATION
11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR or, in relation to any Loan in an Optional Currency, LIBOR; and

(c)	Mandatory Cost, if any.
11.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected (and notified to the Borrower promptly) by the Agent (acting reasonably) and in any event not exceeding a period of 1 month. Any interest accruing under this Clause 11.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan;
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year but will remain immediately due and payable.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

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11.5	Margin

The Margin will be 0.20 per cent. per annum but will be subject to adjustment to the relevant percentage rate specified in the table below according to the long term credit rating (“Rating”) of the Borrower assigned by Moody’s and S&P.

Moody's / S&P	Margin (% p.a.)
Above A3/A-	0.125
A3/A-	0.15
Baa1/BBB+	0.175
Baa2/BBB	0.20
Baa3/BBB-	0.30
Below Baa3/BBB-	0.50
(a)	The Borrower shall promptly notify the Agent as soon as it becomes aware of any change in the Rating assigned to it by Moody’s or S&P or if it becomes aware that either or both of Moody’s and S&P will no longer be assigning a Rating to it. If different Ratings are assigned to the Borrower by Moody’s and S&P at any time at which an adjustment to the Margin is to be made, the applicable Margin shall be the average of those applicable to each Rating.

(b)	If at any time no Rating is assigned to the Borrower by Moody’s or S&P, the Margin shall be determined on the basis of the remaining Rating. If no Rating is assigned by either Moody’s or S&P then:
(i)	the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the Margin;

(ii)	during the period of negotiations referred to in paragraph (i) above, the Margin shall be determined on the basis of the Rating(s) assigned to the Borrower immediately prior to the date on which a Rating ceased to be assigned to it by both Moody’s and/or S&P; and

(iii)	if no agreement is reached between the Agent and the Borrower pursuant to paragraph (i) above, the applicable Rating shall be deemed to be Baa3/BBB-.
(c)	Any adjustment to the Margin will apply only to Loans which are made on or after:
(i)	the date of official confirmation or publication by the relevant rating agency of any relevant change to the Rating assigned by it to the Borrower; or

(ii)	the date on which the Agent and the Borrower agree a substitute basis for determining the Margin in accordance with Clause 11.5(c)(i), or, if no agreement is reached, the date on which the Rating is deemed to be Baa3/BBB- in accordance with Clause 11.5(c)(iii) above.
11.6	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L 313-1 et seq, R 313-1 and R 313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility

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(and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that the letter forms part of this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan (other than a Swingline Loan) in the Utilisation Request for that Loan.

(b)	Subject to this Clause 12, the Borrower may select an Interest Period of 1, 2, 3, 6 or 12 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders) provided that, if the period between the proposed Utilisation Date and the next Final Termination Date to occur in respect of any Lender is less than one month, the Borrower may select an Interest Period of less than one month.

(c)	An Interest Period for a Loan shall not extend beyond the next Final Termination Date to occur after the date of the Utilisation Request for that Loan, in respect of any Lender.

(d)	A Loan has one Interest Period only (commencing on its Utilisation Date).

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan (other than a Swingline Loan) for any Interest Period, the Agent and the Borrower shall either agree that the Loan shall not be made or enter into negotiations (for a period of not more than one month) with a view to agreeing the rate of interest and/or agreeing to change the proposed Interest Period and/or currency in which the Loan will be denominated.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	In the absence of or prior to an agreement as to the rate of interest, interest period or currency pursuant to paragraph (a) above:
(i)	the Interest Period of the relevant Loan shall be one month; and

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(ii)	the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(A)	the Margin;

(B)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender as certified by it to the Borrower of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(d)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that (i) deposits in the currency of that Loan are not in the ordinary course of business available to them in the Relevant Interbank Market for a period equal to the relevant Interest Period in amounts sufficient to fund their participations in that Loan or (ii) EURIBOR (or LIBOR if the Loan is denominated in an Optional Currency) does not adequately represent their cost of funds.
13.3	Break Costs

(a)	The Borrower shall (except in the circumstances described in Clause 10.1(c) (Illegality)), within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Break Costs Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Break Costs Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee

The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of 30 per cent. of the Margin on that Lender’s Available Commitment for the Availability Period, subject to adjustment of the relevant percentage rate as specified in the table below according to the Ratings of the Borrower assigned by Moody’s and S&P.

Moody's / S&P	Commitment Fee ( % of the Margin)
Baa3/BBB- and above	30%
Below Baa3/BBB-	35%

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(a)	The Borrower shall promptly notify the Agent as soon as it becomes aware of any change in the Rating assigned to it by Moody’s or S&P or if it becomes aware that either or both of Moody’s and S&P will no longer be assigning a Rating to it. If different Ratings are assigned to the Borrower by Moody’s and S&P at any time, the applicable commitment fee shall be the average percentage applicable to each Rating.

(b)	If at any time no Rating is assigned to the Borrower by Moody’s or S&P, the commitment fee shall be determined on the basis of the remaining Rating. If no Rating is assigned by either Moody’s or S&P then:
(i)	the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the commitment fee;

(ii)	during the period of negotiations referred to in paragraph (i) above, the commitment fee shall be determined on the basis of the Rating(s) assigned to the Borrower immediately prior to the date on which a Rating ceased to be assigned to it by both Moody’s and/or S&P; and

(iii)	if no agreement is reached between the Agent and the Borrower pursuant to paragraph (i) above, the applicable Rating shall be deemed to be Baa3/BBB-.
(c) Any adjustment to the commitment fee will take place on either the date of official confirmation or publication by the relevant rating agency of any relevant change to the Rating assigned by it to the Borrower or the date on which the Agent and the Borrower agree a substitute basis for determining the commitment fee in accordance with paragraph (c)(i) above, or if no agreement is reached, the date on which the Rating is deemed to be Baa3/BBB- in accordance with paragraph (c)(iii) above.
(d)	The accrued commitment fee is payable in arrear within 3 Business Days of being notified of such due amount by the Agent after each successive period of three Months which ends during the Availability Period, on the applicable Final Termination Date for each Lender and, if the Facility is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Arrangement and participation fee

The Borrower shall pay to the Mandated Lead Arrangers an arrangement and participation fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4	Utilisation Fee

The Borrower shall pay to the Agent (for the account of the Lenders) a utilisation fee if any (a) within 3 Business Days of being notified of such due amount by the Agent after each successive period of three Months which ends during the Availability Period and (b) on the applicable Final Termination Date for each Lender. The accrued utilisation fee shall be payable in arrear on the average daily Base Currency Amount of Loans outstanding during such period calculated as a

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percentage of the Total Commitments at such date (the “Percentage Utilisation”) computed at the rate of 0.025% where the Percentage Utilisation is above 50%. For the avoidance of doubt, no utilisation fee is payable where the Percentage Utilisation is 50% or below.

14.5	Communications

The address and fax number of the Borrower for any communication or document to be made or delivered in connection with this Clause 14 (Fees) only is:

Address: 61, rue des Belles Feuilles, 75782 Paris, France

Fax: +33 1 44 34 94 93

Attention: Euro Treasurer

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:
(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French law (including under Article 131 quater of the General Tax Code), taking into account, as the case may be, any double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities), in order for that payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled under a double taxation agreement and subject to the completion of any necessary procedural formalities to receive payment without a Tax Deduction.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower promptly.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment original receipts (or certified copies thereof), or if unavailable, other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

15.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent upon presentation of Supporting Documentation) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

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(B)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

15.5	Qualifying Lenders

Each Lender (including for the avoidance of doubt, any New Lender) either:
(a)	warrants to the Borrower, on the date it becomes a Lender, that it is a Qualifying Lender and shall notify promptly the Borrower and the Agent upon becoming aware that it has ceased to be a Qualifying Lender; or

(b)	if it is not able to make the warranty in paragraph (a) above, acknowledges that it will not benefit from Clause 15.2 (Tax gross-up) to the extent that the Borrower would not be obliged to make increased payments to it pursuant to that Clause if such Lender was a Qualifying Lender.
15.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in France in respect of any Finance Document.

15.7	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

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16.	INCREASED COSTS

16.1	Increased costs

(a)	Subject to Clause 16.3 (Exceptions) the Borrower shall, within ten days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or its Holding Company as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Holding Company) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or its Holding Company to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim with Supporting Documentation, following which the Agent shall promptly notify the Borrower of the claim together with Supporting Documentation.

16.3	Exceptions

Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of a Finance Party (or the overall net income of a division or branch of the Finance Party) imposed in the jurisdiction in which its principal office or Facility Office is located;

(v)	attributable to any negligence or default of the relevant Finance Party including but not limited to a breach by that Finance Party or Affiliate of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation;

(vi)	incurred in respect of any day more than 6 months after the first date on which it was reasonably practicable for the relevant Finance Party to notify the Agent thereof; or

(vii)	Attributable to the implementation of international capital standards in response to the framework proposals which have been prepared and published by the Basel Committee on banking supervision on 26 June 2004 (“Basel II Standards”).

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17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation within 3 Business Days of demand upon presentation of Supporting Documentation, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall, within three Business Days of demand upon presentation of Supporting Documentation, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
17.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent upon presentation of Supporting Documentation against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is an Event of Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.9 (Change of currency); or

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(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate or remove any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs) or cancelled pursuant to Clause 10.1 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another bank or financial institution acceptable to the Borrower or to an Affiliate or a Facility Office in another jurisdiction.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

Subject to any limit agreed prior to the date of this Agreement between the Borrower and the Mandated Lead Arrangers, the Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers (upon presentation of Supporting Documentation) the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
19.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent upon presentation of Supporting Documentation for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Borrower shall, within three Business Days of demand and upon presentation of supporting documentation, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions Precedent), legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.
20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

20.5	Validity

All Authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents have been obtained or effected and are in full force and effect.

20.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax (other than a nominal stamp duty, droit de timbre de dimension) be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.7	No default

No Event of Default is continuing or would result from the making of any Utilisation.

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20.8	No misleading information

Any factual information provided by the Borrower for the purposes of the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

20.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its, and its consolidated, financial condition and operations as at the end of and for the relevant financial year.

20.10	Material Adverse Change

There has been no change in the consolidated financial condition of the Group since the Original Financial Statements which would materially and adversely affect the ability of the Borrower to perform its payment obligations under the Finance Documents.

20.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which would have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Borrower or any of its Principal Subsidiaries.

20.13	No winding-up or liquidation

No proceedings are pending for the winding-up or the liquidation of the Borrower or any of the Principal Subsidiaries.

20.14	Environmental Laws

The Borrower and its Principal Subsidiaries are in compliance with (consistent with the manner in which similar businesses operating in the same jurisdiction comply) all applicable Environmental Laws and Environmental Approvals except where failure to be so compliant does not have a Material Adverse Effect.

20.15	Deduction of Tax

Subject to any reservations and qualifications in the legal opinion delivered by Linklaters in connection with this Agreement, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.16	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated and non-consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, its consolidated financial statements for that financial half year.
21.2	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP.

21.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and

(b)	as soon as reasonably practicable and subject to any duty of confidentiality binding on it, such further information regarding the financial condition, business and operations of the Group as any Finance Party (through the Agent) may reasonably request.

21.4	Notification of default

(a)	The Borrower shall notify the Agent of any event specified in Clauses 23.2 (Disposals) to 23.11 (Proceedings) (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by an authorised officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

21.5	Use of Websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.
          If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any

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event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change; or

(iii)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended.
          If the Borrower notifies the Agent under paragraph (c)(i) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

21.6	“Know your customer” checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order

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for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to lawfully and validly perform its obligations under the Finance Documents.

22.2	Compliance with laws

The Borrower and its Principal Subsidiaries shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

(a)	The Borrower shall not (and shall ensure that none of its Principal Subsidiaries will) create or permit to subsist any Security over any of its assets.

(b)	Paragraphs (a) above does not apply to:
(i)	Any Security (as renewed or granted again in the context of a refinancing of the relevant Financial Indebtedness) existing on 31st December 2003 as disclosed in the Original Financial Statements together with any Security created by the Borrower or any of its Principal Subsidiaries in the period between the date of the Original Financial Statements and the date of this Agreement to the extent that the aggregate amount secured during that period does not exceed 10 per cent. of the amount disclosed on 31st December 2003;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security existing (as renewed or granted again in the context of a refinancing of the relevant Financial Indebtedness) over any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;
(iv)	any Security existing (as renewed or granted again in the context of a refinancing of the relevant Financial Indebtedness) over any asset of any company which becomes a Principal Subsidiary after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

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(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;
(v)	any Security created pursuant to any Finance Document;

(vi)	any Security which secures indebtedness provided by Supranational or International Development Institutions which pursuant to their usual practices requires such Security;

(vii)	any Security over assets to be built, developed or acquired and securing Financial Indebtedness or any guarantee of Financial Indebtedness incurred or granted for the purpose of financing the cost of the building, developing or acquiring such assets (including Security with respect to Project Financings).

(viii)	any tax related or other Security arising by operation of law if such Security is removed or discharged within 45 days after the date it is created or the validity of the amount of such security or the sum secured by such Security is being contested in good faith and by appropriate proceedings.

(ix)	any Security required by any tax or customs administration in the ordinary course of business of the relevant members of the Group.

(x)	Any Security over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into a back to back, foreign exchange, swap or derivative transaction in each case which is in the ordinary course of business and in relation to which the relevant bank, financial institution, stock exchange or clearing house requires such cash or securities to be deposited and such Security to be granted as a condition of entering into such transaction.

(xi)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Borrower or any Principal Subsidiary other than any permitted under paragraphs (i) to (ix) above) does not exceed €300,000,000 (or its equivalent in another currency or currencies).

(xii)	any Security to which the Majority Lenders have given their prior, written consent.
22.4	Disposals

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) sell, transfer or otherwise dispose in any way of all or substantially all of the consolidated assets of the Group.

(b)	Paragraph (a) above does not apply to any sale, transfer or other disposal:
(i)	made to another member of the Group; or

(ii)	which would not have a Material Adverse Effect.
22.5	Merger

The Borrower shall not (and shall ensure that none of its Principal Subsidiaries will) enter into any amalgamation, demerger, merger or corporate reconstruction without the consent of the Majority Lenders unless (i) it is with an Affiliate of the Borrower or (ii) the Borrower would remain

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the surviving legal entity and (in the opinion of the Majority Lenders) its creditworthiness is not materially weaker.

22.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

22.7	Insurance

The Borrower shall (and shall ensure that each of its Principal Subsidiaries will) maintain insurances on and in relation to its business and assets consistent with the manner in which companies located in the same or a similar location and carrying on a similar business, are usually insured except where failure to maintain such insurance does not have a Material Adverse Effect.

22.8	Environmental Undertakings

The Borrower and its Principal Subsidiaries shall comply (consistent with the manner in which similar businesses operating in the relevant jurisdiction comply) with:
(i)	all applicable Environmental Laws; and

(ii)	the terms of all Environmental Approvals necessary for the ownership and operation of its facilities and businesses as owned and operated from time to time, if failure to do so would have a Material Adverse Effect.

22.9	Pari Passu

The Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.10	Existing Facility

The Borrower shall within 5 Business Days of the date of this Agreement, supply evidence to the Agent that the Existing Facility will be cancelled and that all outstanding amounts thereunder, if any, will be prepaid or repaid on or before the first Utilisation Date. Upon receipt, the Agent will supply copies to the Lenders of any written information received from the Borrower under this Clause 22.10.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 10.6) at the place at and in the currency in which it is expressed to be payable unless:
(a)	payment is made within 3 Business Days after notice of the non-payment by the Agent in respect of amounts of principal, interest or fees due to the Lenders, or

(b)	payment is made within 10 Business Days of notice of non-payment by the Agent in respect of any other fees or amounts.

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23.2	Disposals

The Borrower does not comply with Clause 22.4 (Disposals).

23.3	Other obligations

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) or Clause 23.2 (Disposals)) subject to a grace period of 30 days after the earlier of the date (i) on which the Agent gives notice to the Borrower or (ii) on which the Borrower has become aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and remains unremedied for 30 days after the earlier of the date (i) on which the Agent gives notice and (ii) on which the Borrower has become aware of the misrepresentation.

23.5	Cross default

(a)	Any Financial Indebtedness of the Borrower and its Principal Subsidiaries is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower and its Principal Subsidiaries is declared to be or is otherwise made due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 23.5 if (i) the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than Euro 50,000,000 (or its equivalent in any other currency or currencies) or (ii) the payment or occurrence of the event concerned is being contested in good faith and by appropriate proceedings or (iii) the relevant circumstances that gave rise to the events in paragraph (a) or (b) are due to a Force Majeure Event and those relevant circumstances would not have a Material Adverse Effect or (iv) the event specified in paragraph (a) or (b) relates to Project Financing.

23.6	Insolvency

(a)	The Borrower or any of its Principal Subsidiaries is unable or formally admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Borrower or any of its Principal Subsidiaries which conducts business in France is in a state of cessation des paiements, or the Borrower or any of its Principal Subsidiaries becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any of its Principal Subsidiaries.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of

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arrangement or otherwise) of the Borrower or any of its Principal Subsidiaries other than a solvent liquidation or reorganisation of the Borrower or any of its Principal Subsidiaries;

(ii)	a composition, assignment or arrangement with any creditor of the Borrower or any of its Principal Subsidiaries; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of the Borrower or any of its Principal Subsidiaries), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its Principal Subsidiaries or any of its assets,
(b)	The Borrower or any of its Principal Subsidiaries commences proceedings for règlement amiable in accordance with articles L. 611-3 to L. 611-6 of the French Code de Commerce.

(c)	A judgement for redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to the Borrower or any of its Principal Subsidiaries under articles L. 620-1 to L. 628-3 of the French Code de Commerce.

(d)	or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any of the enforcement proceedings provided for in French law no. 91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a Principal Subsidiary and is not discharged within 10 Business Days.

23.9	Invalidity or Repudiation

(a)	Any of the Finance Documents ceases to be in full force and effect in any material respect or shall cease to constitute the legal, valid and binding obligations of the Borrower.

(b)	The Borrower repudiates, or states in writing an intention to repudiate, any Finance Document.

23.10	Cessation of Business

The Borrower or any Principal Subsidiary ceases to carry on its or substantially all of its business and which would have a Material Adverse Effect.

23.11	Proceedings

Any litigation, arbitration or administration proceedings of or before any court, arbitral body or agency are commenced against the Borrower or a Principal Subsidiary which would have a Material Adverse Effect.

23.12	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may declare that an Event of Default has occurred and may without mise en demeure or any other judicial or extra-judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de Commerce:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

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SECTION 8
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

(a)	Subject to Clause 24.2, a Lender (the “Existing Lender”) may:
(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations (including without limitation such as relate to that Lender’s participation in each Loan and its Commitment until the applicable Final Maturity Date), to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by a Lender unless:
(i)	the assignment or transfer is to another Lender or an Affiliate of a Lender;

(ii)	an Event of Default is continuing; or

(iii)	the short term credit rating of the New Lender is at least A1 or P1, the Agent shall notify the Borrower of such assignment or transfer within 3 Business Days of being notified of such assignment or transfer by the relevant Existing Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after it receives notification that the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(d)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)	If:

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(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2000.00 .

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

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24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:
(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Borrower and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Borrower shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

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25.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 9
THE FINANCE PARTIES
26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document, without having first obtained the Lender’s authority to act on its behalf in those proceedings.

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26.8	Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Information Package; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

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(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other

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agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

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(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

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(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 10
ADMINISTRATION
29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or Paris) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Paris).

29.3	Distributions to the Borrower

The Agent may (upon the Borrower’s instruction or in accordance with Clause 30 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

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(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

29.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment (other than a payment pursuant to Clause 14 (Fees)) which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange for the conversion of that currency or currency unit into the other recognised by the central bank designated by the Agent (after consultation with the Borrower), rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents and not paid within 3 Business Days after notice of non-payment by the Agent against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business estimated by it in good faith for the purpose of the set-off.

No Finance Party shall be obligated to exercise any right of set-off given to it. Any Finance Party exercising its rights of set-off shall notify the Borrower promptly prior to or at the latest, on the day of, any set-off of any matured obligation due from the Borrower under the Finance Documents.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below or in respect of Clause 14 (Fees) only, the details specified in that Clause;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

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(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when delivered personally or on actual receipt, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	All notices from or to the Borrower shall be sent through the Agent.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	EXTENSION OF THE FACILITY

33.1	Year 1 extension

(a)	Without prejudice to clause 33.2 below, the Borrower may request, by notifying the Agent in writing (a “Year 1 Extension Request”) not earlier than 90 days and not later than 30 days before the first anniversary of the date of the Amendment Agreement, the extension of the Initial Termination Date by an additional year
(b) the Agent will promptly inform the Lenders of any Year 1 Extension Request;

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(c) not later than the first anniversary of the date of the Amendment Agreement, each Lender will notify the Agent whether or not it agrees to the requested extension provided that:
(i) each Lender is free to decide in its sole discretion whether or not it agrees to the extension requested pursuant to this clause 33.1; and

(ii) any Lender which does not reply prior to the first anniversary of the date of the Amendment Agreement will be presumed to have refused the extension requested pursuant to this clause 33.1;
(d) the Final Termination Date shall be extended by an additional year in respect of those Lenders who have agreed to the requested extension;

(e) the Commitment of any Lender that does not consent to the extension in accordance with this clause 33.1 will remain in full force and effect until the Initial Termination Date when it will automatically be reduced to zero, unless such Lender consents to an extension pursuant to Clause 33.2;

(f) the Agent will promptly notify the Borrower whether or not a Lender has agreed to the requested extension.
33.2	Year 2 extension

(a) Without prejudice to clause 33.1 above, the Borrower may request , by notifying the Agent in writing (a “Year 2 Extension Request”) not earlier than 90 days and not later than 30 days before the second anniversary of the date of the Amendment Agreement, the extension of the then applicable Final Termination Date (which may or may not have already been extended by one year pursuant to clause 33.1) by an additional year. In the case of a Lender that has not previously agreed to an extension requested pursuant to clause 33.1, such request may be for an additional year or an additional two years;

(b) the Agent will promptly inform the Lenders of any Year 2 Extension Request;

(c) not later than the second anniversary of the date of the Amendment Agreement, each Lender will notify the Agent whether or not it agrees to the requested extension (specifying, where applicable whether the consent is given in respect of an additional year or two years) provided that:
(i) each Lender is free to decide in its sole discretion (irrespective of whether it has previously agreed to an extension requested pursuant to clause 33.1) whether or not it agrees to the extension requested pursuant to this clause 33.2; and

(ii) any Lender which does not reply prior to the second anniversary of the date of the Amendment Agreement will be presumed to have refused the extension requested pursuant to this clause 33.2;

(d)	The then applicable Final Termination Date shall be extended by:
(i)	an additional year in respect of:

A.	those Lenders who have agreed to the requested extension and, who have also previously agreed to an extension requested pursuant to Clause 33.1; and

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B.	those Lenders who have agreed to the requested extension for an additional year and who have not previously agreed to an extension requested pursuant to Clause 33.1.

(ii)	an additional 2 years in respect of those Lenders who have agreed to the requested extension for an additional 2 years and who have not previously agreed to an extension requested pursuant to Clause 33.1.
(e) the Commitment of any Lender that does not consent to the extension in accordance with this clause 33.2 will remain in full force and effect until the Final Termination Date applicable to such Lender when it will be automatically reduced to zero.

(f) The Agent will promptly notify the Borrower whether or not a Lender has agreed to the requested extension and (in respect of Lenders who have not previously agreed to an extension request pursuant to Clause 33.1) whether their agreement is for an extension of one year or two years.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	Subject to paragraph (c) below, an amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

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(iv)	an increase in or an extension of any Commitment;

(v)	a change to Clause 25 (Changes to the Borrower);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), or this Clause 35, shall not be made without the prior consent of all the Lenders and the Borrower.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

(c)	Notwithstanding the foregoing, an extension of the Initial Termination Date pursuant to Clause 33 (Extension of the Facility) shall be at the sole discretion of each Lender.

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SECTION 11
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW

This Agreement is governed by French law.

38.	ENFORCEMENT — JURISDICTION OF THE FRENCH COURTS

The Tribunal de Commerce of Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
The Original Lenders
PART I
The Original Lenders

Name of Original Lender	Commitment
(€)
Calyon	110,000,000
Citibank International plc, London Branch	110,000,000
HSBC CCF	110,000,000
Société Générale	110,000,000
The Royal Bank of Scotland plc, Paris branch	110,000,000
Barclays Bank plc	75,000,000
Banco Bilbao Vizcaya Argentaria, S.A., Paris Branch	75,000,000
BNP Paribas	75,000,000
Crédit Industriel et Commercial	75,000,000
Dresdner Bank AG Niederlassung Luxemburg	75,000,000
ING Bank (France) S.A.	75,000,000
JPMorgan Chase Bank, Paris Branch	75,000,000
Morgan Stanley Bank International Limited	75,000,000
Natexis Banques Populaires	75,000,000
Santander Central Hispano S.A., Paris Branch	75,000,000
UBS Limited	75,000,000
The Bank of Tokyo-Mitsubishi, Ltd.	50,000,000
BRED Banque Populaire	50,000,000
Fortis Banque France	50,000,000
Industrial and Commercial Bank of China, Luxembourg Branch	50,000,000
Mizuho Corporate Bank, Limited, Paris Branch	50,000,000
UFJ Bank Limited	50,000,000
Banca Intesa (France) S.A.	25,000,000
Bank Austria Creditanstalt AG	25,000,000
Crédit Agricole d’Ile de France	25,000,000
CDC Ixis	25,000,000
Deutsche Bank Luxembourg S.A.	25,000,000
Standard Chartered Bank	25,000,000
Unicredito Italiano SpA, London Branch	25,000,000
Total	1,850,000,000

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PART II
The Original Swingline Lenders

Name of Original Swingline Lender	Swingline Commitment (€)
Calyon	50,000,000
Citibank International plc, London Branch	50,000,000
HSBC CCF	50,000,000
Société Générale	50,000,000
The Royal Bank of Scotland plc, Paris branch	50,000,000

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SCHEDULE 2
Conditions precedent
1.	The Borrower

(a)	A K-bis extract for the Borrower dated not more than one Month before the signing of this Agreement.

(b)	A copy of the constitutive documents of the Borrower.

(c)	A copy of a power of attorney signed by the Directeur Général of the Borrower:
(i)	authorising a specified person to execute the Finance Documents on its behalf; and

(ii)	authorising a specified person, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) signed and/or despatched by it under or in connection with the Finance Documents.
(d)	A copy of a power of attorney signed by the person authorised under the power of attorney referred to in paragraph (c) above, authorising a specified person or persons on the Borrower’s behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) signed and/or despatched by it under or in connection with the Finance Documents.

(e)	A specimen of the signature of each person authorised by the powers of attorney referred to in paragraphs (c) and (d) above.

(f)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Mandated Lead Arrangers and the Agent in France, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of the in-house counsel to the Borrower, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

The Original Financial Statements and semi-annual consolidated financial statements for 2004.

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SCHEDULE 3
Utilisation Request
Part 1A

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs
LAFARGE S.A. — €1,850,000,000 Facility Agreement
dated [                    ] (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
LAFARGE S.A.

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PART 1B
Utilisation Request
Swingline Loan
From: [Borrower]
To:      [Agent]
Dated:
Dear Sirs
LAFARGE S.A. — €1,850,000,000 Facility Agreement
dated [                    ] (the “Agreement”)
1.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a TARGET Day, the next TARGET Day)

Facility to be utilised:	Swingline Facility

Amount:	€[ ] or, if less, the Available Facility

Interest Period:	[ ]
2.	We confirm that each condition specified in Clause 6.4 (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Swingline Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
LAFARGE S.A.

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SCHEDULE 4
Mandatory Cost formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank. As an exception to the foregoing, no Mandatory Cost shall however be supported by the Borrower to compensate the Lenders for the cost of compliance with the Basel II Standards.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

per cent. per annum
(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.
Where:
A.	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

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E.	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

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10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 5
Form of Transfer Agreement
BETWEEN:
(1)	[ ] (the “Existing Lender”)
AND:
(2)	[ ] (the “New Lender”)
WHEREAS:
(A)	The Existing Lender has entered into a multicurrency revolving loan facility in an aggregate amount equal to €1,850,000,000 under a facility agreement dated [...], between, inter alia, LAFARGE S.A., the Financial Institutions listed in Schedule 1 to that Facility Agreement, and CCF acting as Agent of the Lenders (the “Facility Agreement”).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the schedule to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.
IT IS AGREED AS FOLLOWS:
(1)	The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement in accordance with Clause 24.5 (Procedure for transfer). [Note: New Lender may, in the case of a transfer of rights by the Existing Lender under the Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrower in accordance with Article 1690 of the French Code Civil.]

(2)	The proposed Transfer Date is [ ].

(3)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule to this Transfer Agreement.

(4)	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

(5)	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

(6)	This Transfer Agreement is governed by French law. The Tribunal de Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

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THE SCHEDULE
Commitment/Rights and Obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as
[                    ].
[Agent]
By:

EXECUTION VERSION
SCHEDULE 6
Timetables
“D — ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans other than Swingline Loans	Loans in euro	Loans in	Loans in other
		sterling	currencies
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D -- 3 10.00 a.m.	D -- 1 10.00 a.m.	D -- 3 10.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	D -- 3 11.00 a.m.	D -- 1 11.00 a.m.	D -- 3 11.00 a.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	—	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	—	Quotation Day 10.30 a.m.	Quotation Day 10.30 a.m.

LIBOR or EURIBOR is fixed	Quotation Day	Quotation Day	Quotation Day as of
	as of 11.00 a.m.	as of 11.00 a.m.	11.00 a.m.
(Brussels time)

Swingline Loans	Loans in euro	Loans in	Loans in other
		sterling	currencies
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Swingline Loans))	D 11.00 a.m	—	—

Agent notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 6.4 (Swingline Lenders’ participation)	D 12.00 p.m.	—	—

CONFORMED COPY
The Borrower
Address: 61, rue des Belles Feuilles, 75782 Paris, France
Fax No: +331 44 34 11 14
Attention: Head of Treasury Department
By: JEAN-PIERRE CLOISEAU
The Mandated Lead Arrangers
CALYON
By: MAROUN BOULOS
CITIBANK INTERNATIONAL PLC
By: MAROUN BOULOS
HSBC CCF
By: MAROUN BOULOS
SOCIÉTÉ GÉNÉRALE
By: MAROUN BOULOS
THE ROYAL BANK OF SCOTLAND PLC
By: MAROUN BOULOS

CONFORMED COPY
The Original Lenders
CALYON
By: EMMANUEL RONDEAU
CITIBANK INTERNATIONAL PLC, LONDON BRANCH
By: EMMANUEL RONDEAU
HSBC CCF
By: EMMANUEL RONDEAU
SOCIÉTÉ GÉNÉRALE
By: EMMANUEL RONDEAU
THE ROYAL BANK OF SCOTLAND PLC, PARIS BRANCH
By: EMMANUEL RONDEAU
BARCLAYS BANK PLC
By: EMMANUELLE VIDAL METZ
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., PARIS BRANCH
By: EMMANUEL RONDEAU

CONFORMED COPY
BNP PARIBAS
By: EMMANUEL RONDEAU
CREDIT INDUSTRIEL ET COMMERCIAL
By: EMMANUEL RONDEAU
DRESDNER BANK AG NIEDERLASSUNG LUXEMBURG
By: EMMANUEL RONDEAU
ING BANK (FRANCE) S.A.
By: EMMANUEL RONDEAU
JPMORGAN CHASE BANK, PARIS BRANCH
By: EMMANUEL RONDEAU
MORGAN STANLEY BANK INTERNATIONAL LIMITED
By: EMMANUEL RONDEAU
NATEXIS BANQUES POPULAIRES
By: EMMANUEL RONDEAU
SANTANDER CENTRAL HISPANO S.A., PARIS BRANCH
By: ALEXANDRE DE LESTAPIS and PATRICE PANAGET

CONFORMED COPY
UBS LIMITED.
By: EMMANUEL RONDEAU
THE BANK OF TOKYO-MITSUBISHI, LTD.
By: EMMANUEL RONDEAU
BRED BANQUE POPULAIRE
By: EMMANUEL RONDEAU
FORTIS BANQUE FRANCE
By: EMMANUEL RONDEAU
INDUSTRIAL AND COMMERCIAL BANK OF CHINA, LUXEMBOURG BRANCH
By: EMMANUEL RONDEAU
MIZUHO CORPORATE BANK, LIMITED, PARIS BRANCH
By: EMMANUEL RONDEAU
UFJ BANK LIMITED
By: EMMANUEL RONDEAU
BANCA INTESA (FRANCE) S.A.
By: EMMANUEL RONDEAU

CONFORMED COPY
BANK AUSTRIA CREDITANSTALT AG
By: EMMANUEL RONDEAU
CRÉDIT AGRICOLE D’ILE DE FRANCE
By: EMMANUEL RONDEAU
CDC IXIS
By: EMMANUEL RONDEAU
DEUTSCHE BANK LUXEMBOURG S.A.
By: EMMANUEL RONDEAU
STANDARD CHARTERED BANK
By: EMMANUEL RONDEAU
UNICREDITO ITALIANO SPA, LONDON BRANCH
By: EMMANUEL RONDEAU
The Agent
HSBC BANK PLC
Address: Level 24, 8 Canada Square, London E14 5HQ, United Kingdom
Fax No: +44 207 991 4348
Attention: Corporate Trust and Loan Agency
By: EMMANUEL REMY

CONFORMED COPY
AMENDMENT AGREEMENT
dated 28 July 2005
for
LAFARGE S.A.
arranged by
CALYON
CITIBANK INTERNATIONAL PLC
HSBC CCF
SG CORPORATE & INVESTMENT BANKING
THE ROYAL BANK OF SCOTLAND PLC
with
HSBC BANK PLC
acting as Agent
RELATING TO A €1,850,000,000 FACILITY AGREEMENT DATED
29 October 2004
Ref: KMER

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 The Lenders	6
SCHEDULE 2 Conditions precedent	7
SCHEDULE 3 Amended Agreement	8

THIS AGREEMENT is dated 28 July 2005 and made between:
(1)	Lafarge S.A., a company registered in Paris, France with Commerce Registry Number B 542 105 572 (the “Borrower”); and

(2)	HSBC Bank plc as agent of the other Finance Parties (the “Agent”).
WHEREAS:
(A)	The Lenders listed in Schedule 1 (The Lenders) being all the Lenders as at the date hereof have given their consent to certain amendments and waivers set out in the Amendment Request Letter.

(B)	Following the Amendment Request the Commitments of the Declining Lenders were cancelled, all or part of those Commitments were reallocated pursuant to the Reallocation and as at the date hereof, the Total Commitments are €1,850,000,000.

(C)	The Agent has received the authorisation of the Lenders to execute this Agreement on their behalf.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended by this Agreement (a conformed copy of which is set out in Schedule 3 (Amended Agreement) for reference purposes).

“Amendment Request Letter” means the letter dated 7 July 2005 from Lafarge S.A. to the Agent, together with the reply form annexed thereto, requesting certain amendments to the Original Facility Agreement.

“Declining Lender” means any Lender who did not give their consent to all of the amendments contained in the Amendment Request Letter.

“Effective Date” means the date of the notification by the Agent under Clause 2 (Conditions precedent).

“Original Facility Agreement” means the €1,850,000,000 facility agreement dated 29 October 2004 between, among others, the Borrower, the Agent, the Mandated Lead Arrangers and the Lenders named in it.

“Reallocation” has the meaning given to it in the Amended Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4	Designation

In accordance with the Original Facility Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

2.	CONDITIONS PRECEDENT

The provisions of Clause 5 (Amendments) shall be effective only if the Agent has received all the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

3.	REPRESENTATIONS

The Borrower makes the Repeating Representations, and the representations and warranties in Clause 20.4 (Power and authority) and 20.5 (Validity) of the Original Facility Agreement, by reference to the facts and circumstances then existing:
(a)	on the date of this Agreement; and

(b)	on the Effective Date,
but as if references in Clause 20.4 (Power and Authority) and 20.5 (Validity) of the Original Facility Agreement were instead to this Agreement and, on the Effective Date, to the Amended Agreement.

4.	EFFECTIVE GLOBAL RATE (TAUX EFFECTIF GLOBAL)

For the purposes of Articles L 313-1 et seq, R 313-1 and R 313-2 of the Code de la Consommation, the parties to this Agreement acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that the letter forms part of this Agreement.

5.	AMENDMENTS

With effect from the Effective Date the Original Facility Agreement shall be amended as follows:

5.1	Termination and Extension
(a)	Clause 1.1 (Definitions) of the Original Facility Agreement shall be amended by:

(i)	deleting the definition of “Initial Termination Date” and replacing it with the following:

“ “Initial Termination Date” means the date which is five years after the date of the Amendment Agreement.”

(ii)	adding a definition as follows:

“ “Amendment Agreement” means the amendment agreement dated 28 July 2005 between the Borrower and the Agent.”
(b)	Each reference to “the date of this Agreement” in Clause 33 (Extension of the Facility) of the Original Facility Agreement shall be deleted and replaced with “the date of the Amendment Agreement”.
5.2	Margin

Paragraph (a) of Clause 11.5 (Margin) of the Original Facility Agreement shall be deleted and replaced with the following:

“The Margin will be 0.20 per cent. per annum but will be subject to adjustment to the relevant percentage rate specified in the table below according to the long term credit rating (“Rating”) of the Borrower assigned by Moody’s and S&P.

Moody's / S&P	Margin (% p.a.)
Above A3/A-	0.125
A3/A-	0.15
Baa1/BBB+	0.175
Baa2/BBB	0.20
Baa3/BBB-	0.30
Below Baa3/BBB-	0.50	”
5.3	Commitment Fee

Paragraph (a) of Clause 14.1 (Commitment fee) of the Original Facility Agreement shall be deleted and replaced with the following:

“The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of 30 per cent. of the Margin on that Lender’s Available Commitment for the Availability Period, subject to adjustment of the relevant percentage rate as specified in the table below according to the Ratings of the Borrower assigned by Moody’s and S&P.

Moody's / S&P	Commitment Fee ( % of the Margin)
Baa3/BBB- and above	30%
Below Baa3/BBB-	35	%”
5.4	Commitments

(a)	The definition of “Commitments” in Clause 1.1 (Definitions) of the Original Facility Agreement will be deleted and replaced with the following:

“ “Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 1 of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement;
to the extent not terminated, cancelled, reduced or transferred by it under this Agreement (and taking into account the Reallocation) and includes in relation to any Swingline Lender, its Swingline Commitment to the extent not cancelled, reduced or transferred by it under this Agreement.”

(b)	A new definition will be added to Clause 1.1 (Definitions) as follows:

“ “Reallocation” means the allocation of increased Commitments to certain Lenders (which have given their prior written consent to the Agent):

(a) following the cancellation (on or prior to the date of the Amendment Agreement) of the Commitments of those Lenders (the “Declining Lenders”) which did not give their consent to the amendments contained in the Amendment Agreement;

(b) in an aggregate amount not exceeding the aggregate amount of the Declining Lenders cancelled Commitments; and

(c) as set out in a revised schedule of Commitments agreed between the Borrower and the Agent on or prior to the date of the Amendment Agreement.”

5.5	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

6.	TRANSACTION EXPENSES

Subject to any limit agreed prior to the date of this Agreement between the Borrower and the Mandated Lead Arrangers, the Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers (upon presentation of Supporting Documentation) the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of this Agreement and any other documents referred to in this Agreement.

7.	FEES

7.1	Amendment fee

The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency in an amount equal to 0.05 per cent. of the aggregate amount of each Lender’s Commitment at the date of this Agreement.

7.2	Participation fee

The Company shall pay to the Agent (for the account of each Lender whose Commitments have increased as a result of the Reallocation) a fee in the Base Currency in an amount equal to 0.02 per cent. of the increased amount of such Lender’s Commitment due to the Reallocation process.

7.3	Other Fees

The Company will pay to the Agent (for the account of each Mandated Lead Arranger) the fees set out in a mandate letter dated 30 June 2005, entered into between the Mandated Lead Arrangers and the Company, in the manner and at the time specified in that mandate letter.

7.4	Payment

The fees referred to in Clause 7.1 (Amendment fee) and 7.2 (Participation fee) of this Agreement shall be paid by the Borrower by the date falling 5 Business Days after the date of this Agreement.

8.	MISCELLANEOUS

8.1	Incorporation of terms

The provisions of Clause 31 (Notices) and Clause 38 (Enforcement — Jurisdiction of the French Courts) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

9.	GOVERNING LAW

This Agreement is governed by French law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Lenders
                    Banca Intesa (France) S.A.
                    Banco Bilbao Vizcaya Argentaria, S.A., Paris Branch
                    Bank Austria Creditanstalt AG
                    Bank Polska Kasa Opieki S.A.
                    Barclays Bank plc
                    Bayerische Landesbank, Paris Branch
                    BNP Paribas
                    BRED Banque Populaire
                    Calyon
                    Citibank International plc, London Branch
                    Crédit Agricole d’Ile de France
                    Caisse Régionale de Crédit Agricole Mutuel Nord de France
                    Crédit Industriel et Commercial
                    Deutsche Bank Luxembourg S.A.
                    Dresdner Bank AG Niederlassung Luxemburg
                    Fortis Bank, Succursale en France
                    HSBC CCF
                    Industrial and Commercial Bank of China, Luxembourg Branch
                    ING Bank (France) S.A.
                    JPMorgan Chase Bank, Paris Branch
                    Mizuho Corporate Bank, Limited, Paris Branch
                    Morgan Stanley Bank International Limited
                    Natexis Banques Populaires
                    Santander Central Hispano S.A., Paris Branch
                    Société Générale
                    Standard Chartered Bank
                    The Bank of Tokyo-Mitsubishi, Ltd.
                    The Royal Bank of Scotland plc, Paris branch
                    UBS Limited

SCHEDULE 2
Conditions precedent
1.	The Borrower

(a)	A K-bis extract for the Borrower dated not more than one Month before the signing of this Agreement.

(b)	A copy of the constitutive documents of the Borrower.

(c)	Evidence that those persons who sign this Agreement (together with any related documents) are duly authorised on behalf of the Borrower to do so.

(d)	A certificate of an authorised signatory of the Borrower certifying that either each copy document relating to it and provided as one of the conditions precedent documents is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement or, in respect of the K-bis extract, that it is so correct, complete and in full force and effect except for recent changes to the board of directors and the share capital of the Borrower (details of which are set out in the certificate).

2.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Finance Parties in France.

(b)	A legal opinion of the in-house counsel to the Borrower.

SCHEDULE 3
Amended Agreement

SIGNATURES

The Borrower
LAFARGE S.A.

By:	JEAN-PIERRE CLOISEAU

The Agent
HSBC BANK PLC
for itself and on behalf the Finance Parties

By:	EMMANUEL REMY